EXHIBIT 99.1
Hi-Tech Pharmacal files suit to confirm the Company’s market exclusivity status regarding dorzolamide and timolol ophthalmic solution

AMITYVILLE, N.Y.-August 28, 2008--Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK) announced that the Company filed a complaint in the U.S. District Court for the District of Columbia against the U.S. Food and Drug Administration (FDA) requesting a declaratory judgment related to Hi-Tech’s Abbreviated New Drug Application (ANDA) for dorzolamide and timolol ophthalmic solution, the generic for Merck’s Cosopt®. Hi-Tech seeks confirmation that it is entitled to a 180-day period of market exclusivity as the first applicant to submit an ANDA to the FDA containing a paragraph IV certification challenging the validity of the brand company’s patents. Hi-Tech’s complaint also seeks issuance of an injunction preventing the FDA from granting final marketing approval to any other ANDA for 180 days after Hi-Tech commences commercial marketing.

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded products. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company's Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace.

Forward-looking statements (statements which are not historical facts) in this Press Release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results and other results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward looking statements which speak only as of the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Hi-Tech Pharmacal Co., Inc.
Christopher LoSardo

Vice President, Corporate Development

631-789-8228